CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statements of Additional Information constituting part of this Post-Effective Amendment
No. 34 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 13, 1997, relating to the financial statements and financial highlights appearing in the August 31, 1997 Annual Report to Shareholders of Colonial Government Money Market Fund, a series of Colonial Trust II, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings
"The Fund's Financial  History"  in the Prospectus and "Independent
Accountants"  in the Statement of Additional Information."


PRICE WATERHOUSE LLP
Boston, Massachusetts
December 31, 1997